Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Report to Shareholders and Directors of The Merger Fund VL, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Experts”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

Milwaukee, Wisconsin
April 15, 2015